Filed Pursuant to Rule 433

Registration No. 333-269820

Issuer Free Writing Prospectus dated February 13, 2025

Relating to Preliminary Prospectus Supplement dated February 13, 2025

LEIDOS, INC.

$500,000,000 5.400% NOTES DUE 2032 (the “2032 Notes”)

$500,000,000 5.500% NOTES DUE 2035 (the “2035 Notes”)

PRICING TERM SHEET

February 13, 2025

Issuer:	Leidos, Inc.

Guarantor:	Leidos Holdings, Inc.

Security Description:	5.400% Notes due 2032 5.500% Notes due 2035

Principal Amount:	$500,000,000 for the 2032 Notes $500,000,000 for the 2035 Notes

Maturity Date:	March 15, 2032 for the 2032 Notes March 15, 2035 for the 2035 Notes

Benchmark Treasury:	4.375% due January 31, 2032 for the 2032 Notes 4.250% due November 15, 2034 for the 2035 Notes

Benchmark Treasury Price and Yield:	99-14 / 4.470% for the 2032 Notes 97-23 / 4.541% for the 2035 Notes

Spread to Benchmark Treasury:	+93 bps for the 2032 Notes +103 bps for the 2035 Notes

Yield to Maturity:	5.400% for the 2032 Notes 5.571% for the 2035 Notes

Coupon:	5.400% for the 2032 Notes 5.500% for the 2035 Notes

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2025

Initial Price to Public:	99.994% for the 2032 Notes 99.453% for the 2035 Notes

Gross Proceeds to the Issuer:	$499,970,000 for the 2032 Notes $497,265,000 for the 2035 Notes

Optional Redemption Provision:

Prior to the applicable Par Call Date, at a redemption price equal to the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the applicable series of Notes matured on the applicable Par Call Date) at the Treasury Rate + 15 basis points for the 2032 Notes and the Treasury Rate + 20 basis points for the 2035 Notes and (ii) 100% of the principal amount of the applicable series of Notes to be redeemed.

On and after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed.

“Par Call Date” means January 15, 2032 in the case of the 2032 Notes and December 15, 2034 in the case of the 2035 Notes.

Day Count Convention:	30/360

CUSIP / ISIN:	52532XAK1 / US52532XAK19 for the 2032 Notes 52532XAL9 / US52532XAL91 for the 2035 Notes

Ratings*:	Baa2 / BBB (Moody’s / S&P)

Trade Date:	February 13, 2025

Settlement Date**:	February 20, 2025 (T+4)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

Capital One Securities, Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	BMO Capital Markets Corp. Fifth Third Securities, Inc. Regions Securities LLC TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Notes will be made against payment therefor on or about February 20, 2025, which will be the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to one business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer and guarantor have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer and guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

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